UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 15, 2019

HUNT COMPANIES FINANCE TRUST, INC.

(Exact name of registrant as specified in its charter)

Maryland	001-35845	45-4966519
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

230 Park Avenue, 19th Floor

New York, New York 10169

(Address of principal executive offices)

(212) 521-6323

(Registrant’s telephone number, including area code)

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry into a Material Definitive Agreement.

On January 15, 2019, Hunt Companies Finance Trust, Inc. (the “Company”), together with Five Oaks Acquisition Corp. and Hunt CMT Equity, LLC (together with the Company, the “Credit Parties”), entered into a senior secured corporate term loan (the “Senior Secured Term Loan”) with the lenders party thereto and Cortland Capital Market Services, LLC, as administrative agent (in such capacity, the “Agent”), providing for a term facility (the “Credit Agreement”) to be drawn in an aggregate principal amount of $40,250,000 with a maturity of 6 years.

The borrowings under the Senior Secured Term Loan are joint and several obligations of the Credit Parties. In addition, the Credit Parties’ obligations under the Senior Secured Term Loan are secured by substantially all the assets of the Credit Parties through pledge and security documentation. Amounts advanced under the Senior Secured Term Loan are subject to compliance with a borrowing base comprised of assets of the Credit Parties and certain of their subsidiaries that comply on each applicable measurement date with certain representations and warranties made by the Credit Parties on such measurement date with respect to each asset (except to the extent compliance with any one or more of such representations and warranties is waived by the Agent) and certain eligibility criteria, and includes senior and subordinated commercial real estate mortgage loans, preferred equity in a commercial real estate asset (directly or indirectly), commercial real estate construction mortgage loans and certain types of equity interests (the “Eligible Assets”). The borrowing base is determined on the last day of each quarter. For each Eligible Asset, the applicable advance rates vary depending on the type of Eligible Asset.

Borrowings under the Senior Secured Term Loan bear interest at a fixed rate of 7.25% for the five year period following the initial draw-down, which is subject to step up by 0.25% for the first four months after the fifth anniversary of the borrowing of the Senior Secured Term Loan, then by 0.375% for the following four months, then by 0.50% for the last four months until the maturity. The Senior Secured Term Loan is subject to a borrowing base, which is equal the sum of the borrowing base value of each Eligible Asset (the “Borrowing Base”).

The Company has also agreed to pay certain fees and expenses and to provide certain indemnities, all of which are customary for such financings.

The Credit Agreement contains affirmative and negative covenants binding on the Company and its subsidiaries that are customary for credit facilities of this type, including, but not limited to: minimum asset coverage ratio; minimum unencumbered assets ratio; maximum total net leverage ratio; minimum tangible net worth; and an interest charge coverage ratio.

The Credit Agreement contains events of default that are customary for facilities of this type, including, but not limited to, nonpayment of principal, interest, fees and other amounts when due, failure of any representation or warranty to be true in any material respect when made or deemed made, violation of covenants, cross default with material indebtedness, material judgments, material ERISA liability, bankruptcy events, asserted or actual revocation or invalidity of the loan documents, and change of control.

This summary does not purport to be complete and is qualified in its entirety by reference to the Credit Agreement, which is attached hereto as Exhibit 10.1 and incorporated herein by reference.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth under Item 1.01 is incorporated into this Item 2.03 by reference.

Item 9.01	Exhibits and Financial Statements.

(d)	Exhibits.

Exhibit No.	Description

10.1	Credit and Guaranty Agreement, dated as of January 15, 2019, by and among Hunt Companies Finance Trust, Inc., as Borrower, Five Oaks Acquisition Corp. and Hunt CMT Equity, LLC, as guarantors, the lenders party thereto from time to time, Cortland Capital Market Services LLC, as the Administrative Agent and Cortland Capital Market Services LLC, as the Collateral Agent

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HUNT COMPANIES FINANCE TRUST, INC.

Date: January 18, 2019	By:	/s/ James A. Briggs
James A. Briggs
Interim Chief Financial Officer